UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                    )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
XO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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XO HOLDINGS, INC.
13865 SUNRISE VALLEY DRIVE
HERNDON, VIRGINIA 20171

April 29, 2009

To the Stockholders of XO Holdings, Inc.:

You are cordially invited to attend the annual meeting of stockholders of XO Holdings, Inc. (the “Company” or “XO Holdings”) to be held on June 16, 2009, at 12:00 noon, local time, at the Park Central Hotel at 870 Seventh Avenue (at 56th Street), New York, NY 10019. As described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, at the annual meeting, you will be asked to consider and vote upon the election of eight (8) directors to hold office until the 2010 annual meeting of stockholders of the Company and/or until their respective successors are duly elected.

The Company’s board of directors (the “Board”) recommends that, at the annual meeting, you vote “FOR” the eight (8) director nominees. All holders of record of common stock of XO Holdings as of April 21, 2009 will be entitled to vote at our annual meeting of stockholders.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to vote your shares and submit your proxy card in the enclosed postage pre-paid envelope. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Enclosed with this letter are a (i) Notice of Annual Meeting of Stockholders, (ii) Proxy Statement, (iii) proxy card and (iv) copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. If you have any questions concerning these documents, please feel free to contact our Investor Relations Department at (703) 547-2000 or ir@xo.com. The Proxy Statement is provided by the Board in connection with the furnishing of proxies for use at the annual meeting and at any adjournments or postponements of the annual meeting. The Proxy Statement provides you with detailed information about the nominees for directors of the Company. You may obtain additional information about the Company from documents filed with the Securities and Exchange Commission.

Sincerely,

Carl J. Grivner
President & Chief Executive Officer

The Proxy Statement is dated April 29, 2009, and is first being mailed to stockholders of the Company on or about May 7, 2009.

XO HOLDINGS, INC.
13865 SUNRISE VALLEY DRIVE
HERNDON, VIRGINIA 20171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 16, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of XO Holdings, Inc (the “Company” or “XO Holdings”), a Delaware corporation, will be held at the Park Central Hotel at 870 Seventh Avenue (at 56th Street), New York, NY 10019 on June 16, 2009 at 12:00 noon local time to consider and vote upon the election of eight (8) directors to hold office until the 2010 annual meeting of stockholders of the Company and/or until their respective successors are duly elected and qualified.

Accompanying this Notice of Annual Meeting of Stockholders are a (i) Proxy Statement, (ii) proxy card and (iii) copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Your attention is directed to the accompanying Proxy Statement for more complete information regarding the director nominees. At the annual meeting we will also transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof. You can obtain additional copies of this Proxy Statement and our Annual Report at http://www.xo.com/about/pages/investor.aspx.

Only stockholders of record at the close of business (5:00 p.m., Eastern Daylight Time) on April 21, 2009 (the “Record Date”) are entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Subject to applicable law, the holders of preferred stock vote together with the holders of the Company’s common stock on all matters submitted to a vote of the holders of common stock. At the close of business on the Record Date, the Company had 182,075,035 shares of common stock and 4,780,000 shares of preferred stock outstanding (which preferred stock represents 605,291,393 common stock votes), representing a total of 787,366,428 common stock votes on such date. Accordingly, holders of the outstanding capital stock of the Company representing 393,683,215 common stock votes, if present at the annual meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the annual meeting.

The board of directors extends a cordial invitation to all stockholders of XO Holdings to be present at and participate in the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares and submit your proxy card in the enclosed postage pre-paid envelope. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

This Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, proxy card and Annual Report on Form 10-K are expected to be first mailed to Company stockholders on or about May 7, 2009.

By order of the board of directors,

Simone Wu
Senior Vice President, Secretary, General Counsel

Herndon, Virginia
April 29, 2009

TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

i

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement refers to important information about XO Holdings, Inc. (which we refer to as “we,” “us,” “the Company,” or “XO Holdings”) from documents that are not included in or delivered with this proxy statement. You can obtain documents related to the Company that are referred to in this proxy statement without charge, by requesting them in writing or by telephone from the Company.

XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
Attention: General Counsel
(703) 547-2000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents.

In order to receive timely delivery of requested documents in advance of the annual meeting, you should make your request no later than June 1, 2009.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

See “Where You Can Find More Information” beginning on page 30.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q1:	What is the date, time and place of the annual meeting?

A1:	The annual meeting of stockholders of XO Holdings will be held at the Park Central Hotel at 870 Seventh Avenue (at 56th Street), New York, NY 10019, on June 16, 2009, at 12:00 noon (local time).

Q2:	What am I being asked to vote on?

A2:	You are being asked to consider and vote upon the election of eight (8) directors to hold office until the 2010 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified.

Q3:	How does the Company’s board of directors recommend that I vote?

A3:	Our board of directors recommends that you vote “FOR” each nominee for director described in this proxy statement.

Q4:	What vote of our stockholders is required to approve the proposals?

A4:	Assuming that a quorum is present at the meeting, the eight (8) director nominees who receive the greatest number of affirmative votes cast in the election of directors will be elected by the stockholders of XO Holdings.

Q5:	What do I need to do now?

A5:	After carefully reading and considering the information contained in this proxy statement, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be represented and voted at the annual meeting. Your card will instruct the persons named on the card to vote your shares at the annual meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” each nominee for director described in this proxy statement. You may also vote in person at the annual meeting.

Q6:	May I change my vote after I have mailed a signed proxy card?

A6:	You may change your vote before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, such change has to be received by us prior to the vote. You must submit your notice of revocation or your new proxy card to:

Ms. Simone Wu Secretary XO Holdings, Inc. 13865 Sunrise Valley Drive Herndon, VA 20171

Third, you can attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q7:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A7:	Your broker will generally have the discretion to vote your shares without your instructions for the proposal under consideration. You should instruct your broker to vote your shares, following the directions your broker provides. Failure to instruct your broker to vote your shares may result in a “broker non-vote.” Broker non-votes will cause your shares to be excluded from consideration in the vote taken to elect directors, whose election depends on receiving the greatest number of affirmative votes cast at the annual meeting.

Q8:	Who can help answer my questions?

A8:	If you (i) have any questions about the proposals contained in this proxy statement, (ii) need directions to be able to attend the annual meeting and vote in person or (iii) need additional copies of our Annual Report, this proxy statement or the enclosed proxy card, you should contact:

Investor Relations Department XO Holdings, Inc. 13865 Sunrise Valley Drive Herndon, VA 20171 Tel: (703) 547-2000 E-mail: ir@xo.com http://www.xo.com/about/pages/investor.aspx.

THE ANNUAL MEETING

General — Date — Time and Place

This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, our board of directors for use at the annual meeting of XO Holdings’ stockholders (including any adjournment or postponement that may take place).

The annual meeting is scheduled to be held at the Park Central Hotel at 870 Seventh Avenue (at 56th Street), New York, NY 10019, on June 16, 2009, at 12:00 noon (local time).

Purpose of the Annual Meeting

The purpose of the annual meeting is:

•	to consider and vote upon the election of eight (8) directors to hold office until the 2010 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified; and

•	to transact any other business that is properly brought before the annual meeting.

Record Date — Voting Power

Only holders of shares of our common stock or preferred stock as of the close of business (5:00 p.m., Eastern Daylight Time) on April 21, 2009, the record date set by our board of directors for determining the Company’s stockholders who are entitled to vote at the annual meeting, will be entitled to receive notice of and to vote at the annual meeting and any adjournments or postponements thereof. We refer to this date as the “Record Date” throughout this proxy statement. Each holder of our common stock as of the Record Date will be entitled to one vote in respect of each such share of our common stock. In addition, holders of our 4,780,000 shares of preferred stock outstanding as of the Record Date will be entitled to 605,291,393 common stock votes in the aggregate.

Required Vote — Quorum — Voting of Proxies

To constitute a quorum for the transaction of business at the annual meeting, the presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of our common stock (on an as converted basis) as of the Record Date is required. Subject to applicable law, the holders of the Company’s preferred stock (on an as converted basis) vote together with the holders of our common stock on all matters submitted to a vote of the holders of common stock.

On the Record Date, the Company had 182,075,035 shares of common stock and 4,780,000 shares of preferred stock outstanding, which together represented 787,366,428 common stock votes on such date. Accordingly, holders of the outstanding capital stock of the Company representing 393,683,215 common stock votes, if present at the annual meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is not present at the annual meeting we expect to adjourn or postpone the meeting to solicit additional proxies.

At the annual meeting, each holder of our common stock as of the Record Date will be entitled to one vote in respect of each such share of common stock. In addition, holders of our 4,780,000 shares of preferred stock outstanding as of the Record Date will be entitled to 605,291,393 common stock votes. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees for director or other proposals.

Under Delaware law and our Bylaws, if a quorum is present, the eight (8) director nominees who receive the greatest number of affirmative votes cast in the election of directors will be elected by the stockholders of XO Holdings. Except as otherwise required by Delaware law, if a quorum is present, approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions constitute at least a majority of the votes cast.

Each share of our capital stock represented by a properly executed proxy that is received by us in time to be voted at the annual meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted “FOR” the election of the eight (8) director nominees described in this proxy statement. Proxies and ballots returned by mail will be received and tabulated by American Stock Transfer & Trust Company, our transfer agent, and votes cast at the annual meeting will be tabulated by American Stock Transfer & Trust Company, as the inspector of elections for the annual meeting.

Brokers holding shares of our capital stock as nominees will have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Accordingly, the failure to provide voting instructions to your broker will not cause your shares to be excluded from consideration of any vote taken with respect to the nominees for director.

As of the Record Date, entities controlled by Mr. Carl C. Icahn, the Chairman of our board of directors, owned shares of our common stock and preferred stock representing (assuming the conversion of such preferred stock into common stock) greater than 50% of the combined voting power of our common stock and preferred stock. As a result, Mr. Icahn owns sufficient shares of our common stock and preferred stock to assure the presence of a quorum for the conduct of the annual meeting and to assure the approval and adoption of the proposals in connection with which this proxy and the related materials are being delivered.

Voting by the Company’s Directors and Executive Officers

At the close of business on the Record Date, our directors and executive officers and their respective affiliates owned, in the aggregate, shares of common stock and preferred stock representing (assuming the conversion of such preferred stock into common stock) greater than 50% of the combined voting power of our common stock and preferred stock. Our directors and executive officers have indicated that they intend to vote the shares of common stock and preferred stock that they own “FOR” the election of the eight (8) director nominees described in this proxy statement.

How to Vote

A stockholder may vote in person at the annual meeting or by proxy without attending the annual meeting. To vote by proxy, a stockholder must complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.

The board of directors requests that stockholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact:

Investor Relations Department
XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, VA 20171
Tel: (703) 547-2000
E-mail: ir@xo.com

Revocation of Proxy

All properly executed proxies that are not revoked will be voted at the annual meeting as instructed on those proxies. Proxies containing no instructions will be voted “FOR” the election of the eight (8) director nominees. A stockholder who executes and returns a proxy may revoke it at any time before it is voted, as long as the revocation is received by us prior to the vote. A proxy may be revoked by:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Ms. Simone Wu, Secretary, XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon, Virginia 20171. If you appear in person at the annual meeting, you must vote in order to revoke your proxy.

Adjournments

The annual meeting may be adjourned for the purpose of soliciting additional proxies in favor of the election of the nominees for director described in this proxy statement. Any adjournment of the annual meeting may be made without notice, other than by an announcement made at the annual meeting, by approval of the holders of a majority of our common stock (on an as converted basis) present in person or by proxy at the annual meeting, whether or not a quorum exists. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Expenses of Solicitation

We will bear the costs of soliciting proxies from our stockholders and the costs of filing, printing and mailing this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card, the Annual Report on Form 10-K and the return envelope, as well as the cost of handling and tabulating the number of proxies received. In addition to soliciting proxies by mail, directors, officers and our employees, without receiving additional compensation therefore, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we may reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Miscellaneous

It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the annual meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the election of the nominees for director described in this proxy statement will not be used to vote “FOR” postponement or adjournment of the annual meeting to allow additional time to solicit additional votes “FOR” the election of such nominees.

PROPOSAL: ELECTION OF DIRECTORS

Our Bylaws provide that the number of members of our board of directors may be fixed by resolution of our board of directors. Our board of directors has determined that it shall be comprised of eight (8) members until the board of directors determines to expand or reduce its membership. Our board of directors has nominated Messrs. Carl C. Icahn, Adam Dell, Carl J. Grivner, Vincent J. Intrieri, Keith Meister, Robert Knauss, Fredrik Gradin and David S. Schechter to serve until our 2010 annual meeting of stockholders and/or until their respective successors have been duly elected and qualified.

The shares of our common stock and preferred stock (on an as converted basis) represented by properly executed proxies will be voted in accordance with the instructions contained in the proxy or, if no instructions are given, “FOR” each of the nominees. All nominees have consented to be named and to serve, if elected. If any nominee is unable to serve (which we do not believe to be the case), the individuals named in the proxy intend to vote for the balance of those named and for a substitute nominee, if management recommends a vote for the substitute nominee.

Below is a table that sets forth the names, ages, and position with XO Holdings of each of the nominees. In addition, below the table is additional biographical information with respect to each of the nominees. There are no family relationships among any of the nominees or executive officers of XO Holdings, and none of the directors or nominees is a member or partner of any investment bank or law firm that provided services to XO Holdings since its formation on October 25, 2005 or its predecessor, XO Communications, Inc., since January 1, 2004. None of the directors, executive officers, director nominees, any of their family members, entities in which they are executive officers, partners or ten percent (10%) beneficial owners, or trusts or estates in which they have beneficial interests, were indebted to the Company this past fiscal year.

Name	Age	Position

Carl C. Icahn(1)	73	Chairman of the Board of Directors
Carl J. Grivner	55	Chief Executive Officer, President and Director
Adam Dell(2)	39	Director
Vincent J. Intrieri(3)	52	Director
David S. Schechter(3)	33	Director
Keith Meister(1)(3)	36	Director
Robert Knauss(1)(2)	78	Director
Fredrik Gradin(2)	47	Director

(1)	Member of the executive committee

(2)	Member of the audit committee

(3)	Member of the compensation committee

Carl C. Icahn.  Upon consummation of our restructuring in February 2006, Mr. Icahn became the Chairman of the Board and a director of XO Holdings. From January 2003 until February 2006, Mr. Icahn served as Chairman of the Board and a director of XO Communications, Inc. Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation, a privately-held holding company, and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Prior to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp since September 2004. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since

1994. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of IEP. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated (“ImClone”), a biopharmaceutical company, and from October 2006 to November 2008 he was the chairman of the board of ImClone. Mr. Icahn has served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. In August 2007, Mr. Icahn became a director of WCI Communities, Inc., a homebuilding company, and since September 2007 has been the chairman of the board of WCI. In December 2007, Mr. Icahn became a director of Federal-Mogul Corporation, a supplier of automotive products, and since January 2008 has been the chairman of the board of Federal-Mogul. In August, 2008, Mr. Icahn became a director of Yahoo! Inc., a company that provides internet services to users, advertisers, publishers and developers worldwide. Mr. Icahn received his B.A. from Princeton University.

Carl J. Grivner.  Mr. Grivner has served as Chief Executive Officer and President of XO Holdings and XO Communications, LLC and a director of XO Holdings since their respective formations on October 25, 2005. Mr. Grivner has also served as a member of the Managing Board of XO Communications, LLC since our restructuring. From May 2003 until the consummation of our restructuring, he served as Chief Executive Officer, President and a director XO Communications, Inc. From May 1, 2003 to May 15, 2003, he served as a member of the Office of the Chairman of the Board of XO Communications, Inc. From February 2002 to April 2003, Mr. Grivner was Chief Operating Officer of Global Crossing, Ltd. From June 2000 to February 2002, he was Executive Vice President, Operations of Global Crossing. On January 28, 2002, Global Crossing and certain of its subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. From July 1999 to April 2000, Mr. Grivner was Chief Executive Officer of Worldport Communications, Inc. From July 1998 to July 1999, he was Chief Executive Officer, Western Hemisphere of Cable & Wireless plc. Mr. Grivner received a B.A. from Lycoming College and served in the United States Marine Corps from 1975 to 1978.

Adam Dell.  Mr. Dell has been a member of our board of directors since the consummation of our restructuring in February 2006 and, from January 2003 until such time, was a member of XO Communications, Inc.’s board of directors. Since January 2000, he has served as the Managing General Partner of Impact Venture Partners, a venture capital firm focused on information technology investments. From October 1998 to January 2000, Mr. Dell was a Senior Associate and subsequently a Partner with Crosspoint Venture Partners in Northern California. From July 1997 to August 1998, he was a Senior Associate with Enterprise Partners in Southern California. From January 1996 to June 1997 Mr. Dell was associated with the law firm of Winstead Sechrest & Minick, in Austin, Texas, where he practiced corporate law. Mr. Dell currently serves on the boards of directors of the Santa Fe Institute, MessageOne and OpenTable. He also teaches a course at the Columbia Business School on business, technology and innovation and is a contributing columnist to the technology publication, Business 2.0. Mr. Dell received a J.D. from University of Texas and a B.A. from Tulane University.

Vincent J. Intrieri.  Mr. Intrieri has served as a director of XO Holdings since the consummation of restructuring in February 2006. Prior to that, he had served as a director of XO Communications, Inc. since January 2003. Since July 2006, Mr. Intrieri has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of ARI. Since April 2003, Mr. Intrieri has been Chairman of the Board of Directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; WestPoint International, Inc., a manufacturer of bed and bath home fashion products; WCI Communities, Inc., a homebuilding company; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a BS in Accounting from The Pennsylvania State University.

David S. Schechter.  Mr. Schechter has been a director of XO Holdings since March, 2009. He has, since July 2008, served as Managing Director for Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. From November 2004 to July 2008, Mr. Schechter served as a Director and Senior Investment Analyst of Icahn Capital. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the boards of directors of the following companies: WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Prior to joining Mr. Icahn in January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in May 1997.

Keith Meister.  Mr. Meister has been a director of XO Holdings since the consummation of our restructuring in February 2006. Prior to that, he had served as a director of XO Communications, Inc. since January 2003. Since March 2006, Mr. Meister has served as Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: Motorola, Inc., a provider of global communications; WCI Communities, Inc., a homebuilding company; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

Robert Knauss.  Mr. Knauss has been a member of XO Holdings’ board of directors since the consummation of our restructuring in February 2006 and from August 2004 until such time served as a director of XO Communications, Inc. Mr. Knauss currently serves as chairman and independent director of the NYSE-listed investment fund Equus II, Inc. and as an independent director on the boards of The Mexico Fund, Inc. and of WestPoint International Inc. He previously served as chairman of Philip Services Corporation from 1998 to 2000 and from 2002 to 2003 and as a director of Seitel Inc. from June 2002 to July 2004. Mr. Knauss also previously served as the Dean and Distinguished Professor of the University of Houston Law Center and as Dean of Vanderbilt University Law School. Mr. Knauss holds a J.D. from University of Michigan and a B.A. from Harvard College.

Fredrik Gradin.  Mr. Gradin has been a member of XO Holdings’ board of directors since the consummation of our restructuring in February 2006. From August 2004 until restructuring was completed, he served as a director of XO Communications, Inc. Mr. Gradin has been president and chief executive officer of Explorer Group Inc., an investment management company, since its inception in 1998. Prior to founding Explorer Group Inc., Mr. Gradin served as president of Spectron Energy, Inc., a leading energy brokerage company. Mr. Gradin holds a B.A. from Rice University.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE EIGHT (8) NOMINEES TO THE BOARD.

BOARD OF DIRECTORS AND COMMITTEES

During the year ended December 31, 2008, our board of directors met twelve (12) times. The executive, compensation and audit committees are the three standing committees of our board of directors. Our board of directors established a special committee for the purpose of assisting in evaluating financing alternatives and other matters. Each committee meets as needed to review projects and matters assigned to it by the full board of directors. All directors except Mr. Meister attended seventy-five percent or more of the aggregate number of meetings of the board of directors and applicable committee meetings during the year ended December 31, 2008. Stockholders may communicate with our board of directors and/or the audit committee by sending a letter to our Corporate Secretary at our headquarters address, 13865 Sunrise Valley Drive, Herndon, Virginia 20171. Three (3) of the members of our board of directors attended our 2008 Annual Meeting of Stockholders.

Executive Committee.  The executive committee of our board of directors for fiscal year 2008 consisted of Messrs. Carl Icahn, Robert Knauss and Keith Meister. The principal function of the executive committee is to execute all the authority and power of the full board in the management and operation of the Company and to act on behalf of the board between regular meetings of the board, except where action is authorized or required to be taken only by the full board. The executive committee did not meet during fiscal year 2008.

Audit Committee.  The audit committee of our board of directors for fiscal year 2008 consisted of Messrs. Robert Knauss, Fredrik Gradin and Adam Dell. Mr. Knauss serves as the financial expert of the audit committee. The audit committee operates under a written charter adopted by our board of directors. The audit committee charter is available on the Investor Relations section of our website at www.xo.com/about/Pages/investor.aspx. The function of the audit committee is to, among other things, review our financial statements, meet, together and separately, with management and our independent accountants to discuss our financial statements and general accounting policies, and review any other reports issued by the independent accountants and our responses thereto. The audit committee met six (6) times during fiscal year 2008.

Special Committee.  Our board of directors established a special committee to assist us in evaluating financing alternatives and other matters. The special committee consisted of Messrs. Robert Knauss, Fredrik Gradin and Adam Dell. The special committee met twenty-one (21) times during fiscal year 2008. Upon consummation of the July 2008 financing transaction, the special committee was no longer necessary and was dissolved.

Relationship with Independent Registered Public Accountants.  Our auditor for fiscal year 2008 was KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. Our auditor for fiscal year 2009 is Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The following table displays the aggregate fees for professional audit services for the audit of the Company’s financial statements for the years ended December 31, 2008 and 2007 and fees billed for other services during those periods by KPMG LLP.

	2008	2007

Audit fees(1)	$2,116,451	$2,304,000
Audit-related fees(2)	$40,000	$19,000
Tax fees(3)	$44,000	$59,000
All other fees	$—	$—
TOTAL	$2,200,451	$2,382,000

(1)	Audit fees relate to services that consisted of the audit of the financial statements, as well as work generally only the independent auditors can reasonably be expected to provide, such as review of documents filed with the SEC.

(2)	Audit-related fees relate to services that consisted of consultation with respect to the application of accounting policies and the annual audit of an employee benefit plan.

(3)	Tax fees relate to services that consisted of assistance with matters related to tax compliance and consulting.

Approval of Independent Auditor Provision of Audit and Non-Audit Services.  Consistent with the SEC’s requirements regarding auditor independence, the audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Under the policy, the audit committee must pre-approve services prior to commencement of the specified service. The requests for pre-approval are submitted to the audit committee by the Chief Financial Officer or his designee with a statement as to whether in their view the request is consistent with the Commission’s rules on auditor independence. Consistent with the audit committee’s pre-approval policies, all audit-related services, tax services and other services, including 100% of the fees relating thereto, were pre-approved by the audit committee.

As required under applicable federal securities laws, our independent accountants for the current fiscal year are appointed by our audit committee.

Compensation Committee.  The compensation committee of our board of directors for fiscal year 2008 consisted of Messrs. Vincent Intrieri and Keith Meister. Mr. David Schechter was appointed to the Compensation Committee on April 20, 2009. The compensation committee operates under resolutions of the board of directors, granting authority to the compensation committee. The resolutions are available on the Investor Relations section of our website at www.xo.com/about/Pages/investor.aspx. The purpose of the compensation committee is to review and approve the compensation policies and arrangements of the Company and its subsidiaries, as well as to administer our stock option plans. The compensation committee reviews and makes recommendations to our board of directors on remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in this proxy statement (such named executives being referred to as the named executive officers). The compensation committee met three (3) times during fiscal year 2008.

Compensation Committee Interlocks and Insider Participation.  Other than their respective positions with affiliates of Mr. Icahn as set forth in each compensation committee member’s biography in “Proposal: Election of Directors,” none of the members of the compensation committee is an employee of any entity for which an executive officer of the Company serves on the board of directors. (As chairman of the board of the Company, Mr. Icahn is an officer of the Company with such duties as may be assigned by the board. Although no such duties have been assigned to date, other than service on committees of the board, Mr. Icahn could be deemed to be an executive officer of the Company.) None of the members of the compensation committee is or was at any time in the past an officer of the Company. No member of the compensation committee has any relationship required to be disclosed under Item 404 of Regulation S-K.

Director Nominations.  We do not maintain a standing nominating committee, and consequently, have not adopted a charter for the nominating committee, nor do we maintain a formal policy with respect to the review of potential nominees to our board of directors. Our board of directors has determined that, given the small size of our board of directors and the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members.

Our board of directors will consider all stockholder recommendations for candidates for our board of directors to be voted upon at the 2010 annual stockholders’ meeting. Stockholder recommendations should be sent to Board of Directors, c/o Simone Wu, Secretary, XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon, Virginia 20171 no later than March 18, 2010 in accordance with our Bylaws. Stockholder recommendations should contain the information to be included as set forth in our Bylaws. We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board of directors representing diverse experience and in areas that are relevant to the Company’s activities.

For the 2008 fiscal year and through the date of this proxy statement, Mr. Icahn, who has been the Chairman of our board of directors during such period, indirectly beneficially held, and presently holds, common stock and preferred stock representing greater than 50% of the combined voting power of our common stock and preferred stock (which preferred stock votes together with the holders of common stock as a single class). As a result, Mr. Icahn can control the election of all of the members of our board of directors.

Three of our directors, Messrs. Knauss, Dell and Gradin are “independent directors” as defined in NASDAQ Rule 4200(a)(15). Each of Messrs. Schechter, Intrieri and Meister is employed by or otherwise affiliated with entities controlled by Mr. Icahn, and Mr. Grivner was the President and Chief Executive Officer of XO Communications, Inc. until our restructuring and is the President and Chief Executive Officer of each of XO Holdings and XO Communications, LLC, respectively.

Report of the Audit Committee

The following report is provided by the audit committee whose written charter has been adopted by our board of directors. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee oversees and monitors our financial reporting process on behalf of our board of directors. The audit committee, which consisted entirely of three independent directors, met six (6) times in fiscal year 2008. Messrs. Knauss, Dell and Gradin each individually meet the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent director” as defined in NASDAQ Rule 4200(a)(15). Mr. Knauss was designated by our board of directors as the “audit committee financial expert” under applicable Securities and Exchange Commission rules and Mr. Knauss is an “independent director” as defined in NASDAQ Rule 4200(a)(15).

The audit committee completed its review and discussions with management regarding the Company’s audited financial statements for the year ended December 31, 2008. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, and received from the independent accountants written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1, as currently in effect, and discussed with the independent accountants their independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Following a competitive bidding process, on April 8, 2009, the audit committee dismissed KPMG LLP and appointed Grant Thornton LLP as XO Holdings’ independent registered public accounting firm for the year 2009.

Respectfully submitted,

The Audit Committee
Robert L. Knauss, Chairman
Adam Dell
Fredrik C. Gradin

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during the last completed fiscal year. The principal elements of our executive compensation program are base salary, annual cash bonus awards, long-term equity incentives in the form of stock options, other benefits and post-termination severance for certain named executive officers upon change in control.

Compensation Program Objectives and Philosophy

The compensation committee of our board of directors is responsible for providing independent, objective oversight for XO Holdings’ executive compensation program. Our overall compensation philosophy is designed to facilitate the recruitment, retention and motivation of our executive officers and employees, and to align their incentives with those of our stockholders. Our compensation committee intends to implement and maintain compensation plans that tie a portion of executives’ overall compensation to key strategic goals, and financial and operational performance. Further, our compensation committee reviews individual executives by taking into account their individual performance and Company operational performance, as well as each executive’s position, skills, and experience, while maintaining a goal of setting compensation at levels that the committee believes are comparable with those of executives at other companies of similar size and stage of growth.

We rely on the business judgment of our compensation committee in setting our compensation objectives. Our compensation objectives are:

•	to provide a compensation package at a level at which we can successfully recruit talented executives;

•	to reward named executive officers in a manner that is directly associated with achievement of the Company’s strategic objectives;

•	to motivate and provide incentives to each named executive officer based on individual job functions; and

•	to compensate named executive officers fairly and equitably in return for high-quality delivery of services to our clients.

These objectives are designed to support our principal strategic objectives as the leading nationwide provider of advanced communications services and solutions for businesses, enterprises, government, carriers and service providers, which include:

•	growth of revenue through sales;

•	redefining processes and systems to grow and acquire revenue; and

•	reorienting our sales team to mid-market and enterprise customers.

Determination of Compensation Awards

Our compensation committee believes that it is important for us to offer competitive compensation to our executives, commensurate with high levels of performance. In instances where an executive officer is uniquely critical to our success, our compensation committee may, in its discretion, provide compensation reflecting that individual contribution. Further, the compensation committee, in its discretion, may vary performance-based compensation from target levels, based upon business and individual performance. Our compensation committee believes that our compensation structure, including base salary, incentive compensation and existing equity holdings, reflects alignment between the long-term interests of executives and the interest of shareholders.

Except with respect to our Chief Executive Officer’s and Chief Operating Officer’s compensation, which are currently in part dictated by the employment terms entered into with us when they were hired, the compensation committee has discretion to determine the elements of compensation, and the level of compensation, for the named executive officers. The President-Business Services also entered into an employment agreement with us when he was hired in January 2009, as discussed in “Executive Compensation — Employment Agreements and Change in Control Arrangements.” In exercising its discretion to determine the compensation for the individual executive officers, the compensation committee analyzes the executives’ areas of responsibility, the value that the executive contributed to achievement of our goals and objectives, the experience and tenure of the executive, as well as the executive’s individual performance, including any instances of extraordinary performance.

The compensation committee considers market data as one of the factors for determining whether our compensation approach for the named executive officers remains competitive. In assessing the competitiveness of the named executive officers’ compensation, the Company has reviewed surveys provided by Thobe Group, Mercer, Radford Associates and Watson Wyatt to evaluate executive compensation trends in the market generally and among our industry peers. The compensation committee does not set the named executive officers’ salary, target incentive levels or other elements of compensation by reference to specific benchmarks for comparable positions at companies identified in the surveys; rather, the compensation committee uses the available market information as means of determining whether, on average, our named executive officers’ compensation remains in the midrange of compensation for comparable positions.

Role of Named Executive Officers in Determining Executive Compensation

In making compensation decisions, our compensation committee meets with members of our senior management to learn about our business operations and strategy, key performance metrics and target goals, and the labor and capital markets in which we compete. The compensation committee uses the results of these reviews as a factor in setting compensation targets for our executive officers.

Our compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and our Vice President of Human Resources, and when appropriate, our Chief Financial Officer and our General Counsel. For compensation decisions relating to executive officers other than our Chief Executive Officer, our compensation committee typically considers recommendations from our Chief Executive Officer.

Base Compensation

XO Holdings’ executive salary structure reflects broad salary bands. Individual salary reflects the executive’s scope of responsibility, experience, and individual performance, all considered in light of market conditions.

Our Chief Financial Officer received a base salary increase from $237,000 to $250,000 in 2008, reflecting a 5.5% raise in base salary. Our Chief Financial Officer’s total received base salary in 2008 increased 1.9% versus 2007 reflecting the incorporation of his base salary increase in 2008.

Our Chief Operating Officer did not receive an increase to his 2007 base salary of $400,000 during 2008. Our Chief Operating Officer’s total received base salary in 2008 did, however, increase 0.8% versus 2007, reflecting a base salary increase he received during 2007.

Increases were based on the compensation committee’s consideration of the factors discussed above under “Determination of Compensation Awards.”

Annual Cash Bonus Awards

The XO Annual Executive Cash Bonus Plan is XO Holdings’ primary vehicle for recognizing Company, business unit, and individual performance for the past year for eligible executive officers. We believe that having an “at risk” element for all of our executives gives them a financial stake in the achievement of our business objectives, on an annual basis, and therefore motivates them to use their best efforts to ensure the achievement of those objectives. We believe that one year is a valuable measurement period that should be included in a compensation program, because we measure and report our business accomplishments annually, as do our primary peers. Each of our named executive officers was eligible to participate in the XO Annual Executive Cash Bonus Plan during fiscal 2008.

XO’s 2008 Annual Executive Cash Bonus Plan was based upon the achievement of corporate, functional unit, as well as individual performance goal attainment. Corporate performance goals were approved by the compensation committee of the board in the spring of 2008 and included two goals: Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Total Revenue. Our compensation committee believed that the goals were challenging and required substantial effort on the part of our named executive officers and our other employees to reach the objectives.

The applicable 2008 performance metrics and achievement factors for the XO Annual Executive Cash Bonus Plan were:

		Achievement
Performance Measure	Performance Metrics	Factor

Adjusted EBITDA*	$115 million or greater	100%
	From $105 million to less than $115 million	90%
	Less than $105 million	0%
Revenue	$1.460 billion or greater	100%
	From $1.433 billion to less than $1.460 billion	90%
	Less than $1.433 billion	0%

*	For the purposes of determining this performance metric, Adjusted EBITDA was determined by subtracting from revenue the cost of sales and selling, operating and general expenses (excluding reorganization and restructuring expenses). Adjusted EBITDA also excludes stock-based compensation, inter-company eliminations and asset impairment charges.

For our named executive officers, the pool for bonus awards under the XO Annual Executive Cash Bonus Plan was based on the attainment of the specified level of performance relative to the corporate performance goals. The corporate performance goals were then weighted as follows: 50% for the adjusted EBITDA goals, and 50% for the corporate revenue goals. Further, the bonus pool would be increased if Adjusted EBITDA exceeded $118 million and revenue exceeded $1.460 billion. For the 2008 corporate performance component, our compensation committee determined that our performance exceeded the corporate performance goals.

The target bonus awards available to our named executive officers ranged from 55% to 100% of their eligible base salaries for the 2008 fiscal year. While the size of the bonus pool depended on the attainment of the corporate performance goals described above and the applicable achievement factor assigned to those goals, the portion of the bonus pool allocated to each of the named executive officers depended on the individual and functional performance of such named executive officer.

In determining final 2008 bonus payments for the named executive officers, XO considered a number of quantitative and qualitative factors, as detailed in the 2008 bonus plan, including adjusted EBITDA, Revenue and individual performance.

Carl J. Grivner — Chief Executive Officer

As XO’s Chief Executive Officer, Mr. Grivner was responsible for directing the organization to ensure the attainment of revenue and profit goals, while maximizing return on invested capital. In tandem with the Board of Directors, Mr. Grivner formulated XO’s current and long range strategy and objectives. Mr. Grivner oversaw all corporate functions and represented XO in relations with its customers and the business and non business communities. Mr. Grivner’s effective leadership of the organization led to solid financial and operating results in 2008. Under Mr. Grivner’s direction, XO’s total revenue for the fourth quarter of 2008 was $375.2 million, an increase of $11.5 million, or 3.2 percent, compared to the same period last year. Overall, total 2008 revenue was $1.478 billion, an increase of $48.9 million, or 3.4 percent, compared to 2007. The increase in revenue for both the fourth quarter and full year was driven in large part by Mr. Grivner’s leadership and strategic areas of focus for the Company as it transitions to profitable higher-growth services.

Gregory Freiberg — Chief Financial Officer

As the Chief Financial Officer, Mr. Freiberg directed the organization to ensure the attainment of revenue and profit goals, and participated with the CEO in formulating current and long-range plans, objectives and policies. Mr. Freiberg effectively oversaw XO’s financial functions, including financial plans and policies, accounting practices and procedures, and the organization’s relationship with the financial community. Mr. Freiberg also directed the controller, treasury and tax functions. In 2008, Mr. Freiberg acted as an effective and responsive organizational leader in all XO financial matters, including topics important to the Board of Directors. Mr. Freiberg resigned from the Company effective March 31, 2009.

Wayne M. Rehberger — Chief Operating Officer

As the Chief Operating Officer, Mr. Rehberger directed the organization to ensure the attainment of revenue and profit goals, and participated with the CEO in formulating current and long-range plans, objectives and policies. In 2008, Mr. Rehberger effectively oversaw a significant number of XO’s functional areas, including the following Business Groups: Carrier Services; IT; Network Services; Concentric; Business Services; Engineering; and Program Management. In addition, Mr. Rehberger continued to lead XO’s transformation initiatives to streamline the business, contain expenses, and build on operating efficiencies. In 2008, the Company completed several significant network upgrades, delivered key operational milestones and was recognized by numerous industry organizations for innovation and technological achievement.

Heather Burnett Gold — Senior Vice President, External Affairs

As the Senior Vice President of External Affairs, Ms. Gold directed and managed XO’s strategies and relationships with international, federal, state and local government and legislative agencies. Ms. Gold effectively oversaw analysis of key regulatory issues impacting the Company and lobbied on those issues that advanced the Company’s competitive business interests. Ms. Gold ensured that XO had an industry leadership role in the public policy process; she specifically affected those issues which could have impacted input pricing or limited the revenue opportunities of the Company.

Thomas Cady — President, Business Services

As the President of Business Services, Mr. Cady had responsibility for all division functions under the Business Services business unit. Mr. Cady planned and directed the activities of the division to budgeted financial objectives, including working towards profit and operational goals. In accordance with the Company’s 2008 Executive Bonus Plan, Mr. Cady was not eligible for a 2008 bonus as his termination date was January 23, 2009.

2009 Corporate Performance Goals

Our compensation committee has determined our corporate performance goals for the 2009 fiscal year, which are focused on cash flow, revenue and adjusted EBITDA.

Equity Compensation

During the 2008 fiscal year, we did not grant any individual performance equity awards to our named executive officers, reflecting our current practice that compensation of our named executive officers consist principally of salaries and incentive bonuses.

Benefits

We do not provide our named executive officers with any perquisites. We provide the opportunity for our named executive officers and other executives to receive general health and welfare benefits. We offer participation in our defined contribution 401(k) plan, pursuant to which for each payroll period we make a regular matching contribution to the employee’s account equal to 50% of the employee’s tax deferred contributions, up to a maximum of 5% of the employee’s compensation for the payroll period in accordance with IRS contribution limits. If an employee’s matching pay period contribution is limited due to the 5% ceiling during the individual pay period, we provide a true up amount in accordance with IRS contribution limits.

Change in Control and Severance Benefits

Our named executive officers may receive additional compensation or benefits under our Change in Control Severance Plan and the severance and change in control provisions contained in their employment agreements. Our Change in Control Severance Plan and additional agreements with Messrs. Grivner and Rehberger are summarized below in “— Employment Agreements and Change in Control Arrangements.” Severance and change in control benefits are intended to preserve executive productivity and encourage retention in an actual or potential change in control of the Company. We believe our arrangements are reasonable in light of the fact that severance benefits are (i) based on both a Change in Control as defined in the Change in Control Severance Plan and termination of employment, and (ii) limited to eighteen (18) months under the Change in Control Severance Plan with no increase in severance benefits occurring on a change in control except as set out in “— Employment Agreements and Change in Control Arrangements.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per executive officer in any year. However, limited exceptions to Section 162(m) apply with respect to performance-based compensation. All of the named executive officers’ 2008 compensation is deductible under Section 162(m). We will continue to monitor the applicability of Section 162(m) to ongoing compensation arrangements.

Appointment of a New Executive Officer

As previously announced, we appointed Daniel J. Wagner as the President — Business Services on January 13, 2009. Under the terms of Mr. Wagner’s employment agreement, the Company will pay him an annual salary of $450,000 and a cash bonus. The target amount of any such cash bonus award payable to Mr. Wagner (if performance goals are achieved) for (i) each of the fiscal years ending December 31, 2009 and ending December 31, 2010 will be 70% of Mr. Wagner’s then current base salary in the applicable fiscal year, (ii) the fiscal year ending December 31, 2011 will be $1,500,000, and (iii) the fiscal year ending December 31, 2012 will be $2,000,000, with any such cash bonus being subject to adjustment (increase or decrease) depending upon whether certain specific revenue and Adjusted EBITDA objectives established by the compensation committee are attained by the Company’s Business Services unit. Mr. Wagner received a one-time cash signing bonus of $450,000, and he will receive a one-time relocation bonus of $100,000 if he and his immediate family relocate and establish a full time permanent residence within a reasonable commuting distance of the Company’s principal executive offices on or prior to December 31, 2010.

Compensation Committee Report

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following directors who comprise the committee:

Vincent J. Intrieri, Chairman
Keith Meister
David S. Schechter

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2008.

					Non-Equity
					Incentive Plan	All Other	Total
		Salary	Stock Awards	Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Carl J. Grivner	2008	700,000	—	0	770,000	5,316	1,475,316
Chief Executive Officer	2007	700,000	—	4,080	744,095	5,026	1,453,201
	2006	700,000	—	490,126	751,500	13,606	1,955,232
Gregory Freiberg	2008	239,499	—	112,620	158,000	5,875	516,994
Chief Financial Officer(4)	2007	235,115	—	112,620	137,000	5,745	490,480
	2006	210,769	—	74,087	124,000	5,500	414,356
Wayne M. Rehberger	2008	400,000	—	37,124	288,000	6,026	731,150
Chief Operating Officer	2007	396,923	—	139,823	270,000	5,901	812,647
	2006	390,000	—	146,110	270,000	5,600	811,710
Heather Burnett Gold	2008	260,000	—	36,706	180,000	6,026	483,732
Senior Vice President,	2007	257,308	—	57,704	165,000	5,901	485,913
External Affairs	2006	245,000	—	57,705	138,800	5,901	447,406
Thomas Cady	2008	300,000	—	192,820	0	2,576	495,396
President, Business	2007	300,000	—	192,820	174,000	2,901	669,721
Services(5)	2006	151,615	—	114,198	103,192	1,208	370,213

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount of expense recognized for 2008 fiscal year financial statement reporting purposes in accordance with SFAS 123R for stock options granted to each of the named executive officers during 2008 as well as from stock options granted in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the named executive officers in 2008. For additional information on the valuation assumptions underlying the value of these awards, see Note 13 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. As the stock price at market close on April 28 was [$0.18], significantly below the average option exercise price of $5.04, the options are unlikely to be exercised.

(2)	As described in the section entitled “Compensation Discussion and Analysis” above, the named executive officers’ annual bonuses are derived based on the performance of the Company and the individual and functional performance of the executive relative to pre-established objectives for the fiscal year. The target amounts for each named executive officer’s fiscal year 2008 bonus opportunity are reported in the 2008 Grants of Plan-Based Awards table below.

(3)	For each of the named executive officers, the amount shown consists of group term life insurance premiums paid by the Company and contributions made by the Company on behalf of the named executive officer to the Company’s 401(k) plan.

(4)	Mr. Freiberg is no longer with the Company.

(5)	Mr. Cady is no longer with the Company but will provide consulting services to the Company.

2008 Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2008 under our performance-based, non-equity incentive plan.

			All Other Option
		2008 Target Payouts	Awards: Number of	Exercise or
		Under Non-Equity Incentive	Securities Underlying	Base Price of	Grant Date
		Plan Awards	Options	Option Awards	Fair Value of
Name	Grant Date	(1) ($)	(#)	($/sh)	Option Awards

Carl J. Grivner	—	700,000	—	—	—
Gregory Freiberg	—	131,725	—	—	—
Wayne M. Rehberger	—	240,000	—	—	—
Heather Burnett Gold	—	143,000	—	—	—
Thomas Cady	—	165,000	—	—	—

(1)	In the table above, the “Target” column represents the amount payable if the specified corporate financial and individual target objectives were met in 2008. Target amounts are pro-rated based upon hire and promotion dates. The actual bonus amount earned by, and paid with respect to each named executive officer for 2008 is shown in the “Summary Compensation Table” above. In 2008 some named executive officers received in excess of their target bonus, based upon exceeding Company and individual performance objectives/targets.

Employee Benefits Plans

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan is the only equity compensation arrangement currently maintained by XO Holdings and is designed to align long-term interests of executives with the interests of shareholders. Pursuant to the terms of the plan, incentive stock options may be granted to our employees and nonqualified stock options and restricted stock may be granted to our employees and independent contractors. Up to 17,590,020 shares of common stock may be delivered pursuant to all awards granted under the plan in the aggregate. The plan is administered by the compensation committee of our board of directors. It has been our practice to set option exercise prices at $5.00 per share or the fair market value per share, whichever is higher at the time of grant.

Our stock options have a 10-year contractual exercise term. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term

Termination by the Company for reason other than death, total and permanent disability or cause	Unvested options terminate immediately upon termination of employment	Vested options are exercisable for 3 months following cessation of employment, but in no event after the expiration date of such options
Total and permanent disability or death	Unvested options terminate immediately upon total and permanent disability or death	Vested options are exercisable for 12 months following cessation of employment, but in no event after the expiration date of such options
Termination for cause	Vested and unvested options immediately terminate upon termination for cause	None
Termination by the Company without good cause or termination by certain executives for good reason within 1 year of a change in control	Immediate full vesting of all unvested options	Vested options are exercisable for 3 months following cessation of employment, but in no event after the expiration date of such options

These terms are more fully described below in “— Employment Agreements and Change in Control Arrangements.”

The following table summarizes our equity compensation plan information as of December 31, 2008. The information below includes all equity compensation awards issued by the Company.

	Number of Securities
	to be Issued Upon
	Exercise of	Weighted Average	Remaining for Future
	Outstanding Options,	Exercise Price of	Issuance Under Equity
Plan Category	Warrants and Rights(1)	Outstanding Options	Compensation Plans

Equity compensation plans approved by stockholders	9,022,674	$5.05	6,594,778
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	9,022,674	$5.05	6,594,778

(1)	Includes options issued pursuant to two separate programs that the Company had adopted under the 2002 Stock Incentive Plan: the 2003 Employee Retention and Incentive Plan and the 2003 Annual Bonus Plan.

As of March 31, 2009, a total of 6,834,149 shares of our common stock remained available for new awards under the 2002 Stock Incentive Plan (not including shares subject to outstanding awards), and a total of 8,783,303 shares were subject to outstanding options (of which approximately 7,472,763.00 shares were fully vested and available for exercise as of such date).

Pension Plans

XO Holdings does not maintain a pension plan or any non-qualified deferred compensation plan.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the number of securities underlying outstanding 2002 Stock Incentive Plan awards for each named executive officer as of December 31, 2008.

						Stock Awards
									Market or
									Payout
								Number of	Value of
	Options Awards						Market	Unearned	Unearned
	Number of	Number of				Number of	Value of	Shares,	Shares,
	Securities	Securities				Shares or	Shares or	Units or	Units or
	Underlying	Underlying				Units of	Units of	Other	Other
	Unexercised	Unexercised	Option	Option		Stock That	Stock That	Rights That	Rights
	Options	Options	Exercise	Expiration		Have Not	Have Not	Have Not	That Have
Name	Exercisable	Unexercisable	Price	Date		Vested	Vested	Vested	Not Vested

Carl J. Grivner	2,000,000	—	$4.80	4/25/2013	(1)	—	—	—	—
	19,057	—	$6.53	3/4/2014	(1)
Gregory Freiberg	26,250	8,750	$5.00	4/21/2016	(2)	—	—	—	—
	50,000	50,000	$5.30	5/7/2016	(2)
Wayne M. Rehberger	450,000	—	$5.00	1/16/2013	(1)	—	—	—	—
	11,452	—	$5.84	7/3/2013	(3)
	9,543	—	$5.84	3/4/2014	(4)
	200,000	—	$5.50	4/7/2014	(2)
Heather Burnett Gold	150,000	—	$5.00	8/18/2014	(2)	—	—	—	—
Thomas Cady	100,000	100,000	5.40	5/30/2016	(2)	—	—	—	—
	12,500	12,500	5.00	8/3/2016	(2)

(1)	Vests 25% immediately on the date of grant, with the remaining 75% vesting ratably every year for 3 years.

(2)	Vests ratably every year for 4 years.

(3)	Vests 50% immediately on the date of grant, with the remaining 50% vesting ratably every month for 24 months.

(4)	Vests 25% immediately on the date of grant, with the remaining 75% vesting ratably every month for 36 months.

Option Exercises and Stock Vested in 2008

None of our named executive officers exercised options or owned other SAR’s that vested during 2008.

Employment Agreements and Change in Control Arrangements

Executive Agreements.  Carl J. Grivner has an employment term sheet (“Term Sheet”) and a change in control agreement (“Change in Control Agreement”) and Wayne M. Rehberger has an employment agreement (“Employment Agreement”) with us (these agreements are hereinafter referred to as “Executive Agreements”). Daniel J. Wagner also entered into an employment agreement with us when he was hired in January 2009, as discussed in “Executive Compensation - Employment Agreements and Change in Control Arrangements.” Under the Executive Agreements, Mr. Grivner and Mr. Rehberger may continue to receive base salary and benefits in certain circumstances after resignation or termination of employment. We have also established a change in control severance plan (“Change in Control Severance Plan”) for certain covered executives, including Mr. Grivner, Mr. Rehberger, our Senior Vice Presidents, Vice Presidents and Directors, under which covered executives may receive severance compensation after resignation or termination of employment following a change in control of the Company.

Under the Change in Control Agreement with Mr. Grivner, we are obligated to pay him an amount equal to his annual base salary, plus his target annual bonus, if a “change in control” occurs and he is terminated without “cause” or resigns for “good reason” within 24 months following the change in control. The amount we are obligated to pay is reduced by any cash severance benefit otherwise paid to Mr. Grivner under any applicable severance plan or other severance arrangement.

Under the Employment Agreement with Mr. Rehberger, we are obligated to pay him an amount equal to his base salary, plus annual bonus and any benefits which he reasonably would have expected to receive during the six (6) months prior to the date of termination or resignation, if, after a change of control, Mr. Rehberger is terminated without “cause” or resigns based on circumstances constituting “constructive termination.”

Under the Change in Control Severance Plan, we are obligated to pay severance compensation to certain executives if, within twelve (12) months after the effective date of a “Change in Control” or prior to an anticipated “Change in Control,” such executive is terminated without “cause” or resigns for “good reason.” The severance compensation we are obligated to pay is an amount equal to a specified number of months multiplied by the sum of (i) the executive’s highest annual rate of base salary in effect within one (1) year prior to the “Change in Control” and (ii) the maximum annual target bonus for that employee in effect on the date of the “Change in Control” (subject to certain limitations). The multiplier is six (6) months for a Director, Sales and Non-Sales, twelve (12) months for a Vice President, Sales and Non-Sales and eighteen (18) months for a Senior Executive, Chief Operating Officer or Chief Executive Officer. The Company is also obligated to pay or provide the executive accrued but unpaid annual base salary through the date of termination or resignation, accrued unused vacation pay, continued medical coverage under COBRA and all other accrued or vested benefits. The Company’s Change in Control Severance Plan applies to Mr. Grivner, Mr. Rehberger and Mr. Wagner, and does not supersede or limit the benefits afforded to them by their respective Executive Agreements or Employment Agreement. If otherwise entitled to severance payments under both his Executive Agreement and the Change in Control Severance Plan, any severance payable to either Mr. Grivner or Mr. Rehberger under the Change in Control Severance Plan would be subject to reduction for any severance amount payable under his respective Executive Agreement and would therefore be limited to a total of 18 months’ severance.

For purposes of Mr. Grivner’s Change of Control Agreement, “cause” means the executive’s

•	failure substantially to perform the executive’s duties (which remains uncured for thirty (30) days after receipt of written notice by the executive),

•	misconduct that is demonstrably and materially injurious to us, monetarily or otherwise, or

•	act or acts constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude.

For purposes of Mr. Rehberger’s Employment Agreement, “cause” means the executive’s

•	failure to substantially perform the executive’s duties and functions, if such failure constitutes gross neglect or willful malfeasance,

•	fraud or embezzlement or other conduct that results in the executive being convicted of a felony from which all appeals have been exhausted,

•	intentional act in a manner which is materially detrimental or damaging to our reputation, business, operations or relations with our employees, suppliers or customers (which remains uncured after receipt of written notice by the executive),

•	chronic or habitual abuse of alcohol or prescription drugs or controlled substances, or

•	material breach of the executive agreement (which remains uncured for thirty (30) days after receipt of written notice by the executive).

For purposes of the Change in Control Severance Plan, “cause” means the executive’s

•	willful and continued failure to perform all of the executive’s duties (which remains uncured thirty (30) days after receipt of written notice by the executive),

•	willful gross misconduct (including, without limitation, fraud or embezzlement) while employed by us, or

•	conviction of, or plea of guilty or nolo contendere to, a felony while employed by us.

For purposes of the Change in Control Agreement with Mr. Grivner, “good reason” means

•	the assignment to the executive of any duties inconsistent with the executive’s status as a key management employee of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities,

•	a reduction in the executive’s annual base salary or target annual bonus,

•	a geographic relocation of more than thirty-five (35) miles from the executive’s current principal location, or

•	a material reduction in the benefits and allotment of vacation days provided to the executive.

For purposes of the Employment Agreement with Mr. Rehberger, “constructive termination” means

•	a reduction in the executive’s initial base salary or in the target annual bonus percentage,

•	a material change in the nature or extent of the executive’s title or responsibilities that is inconsistent with the executive’s intended position and status,

•	a geographic relocation of more than fifty (50) miles from the executive’s current principal location, or

•	a material breach by us of any provision of the executive agreement (which remains uncured for thirty (30) days after receipt of written notice by us).

For purposes of the Change in Control Severance Plan, “good reason” means

•	a reduction in the executive’s title or the assignment of the executive to duties which result in a substantial diminution of the executive’s position, duties or responsibilities, excluding a temporary or occasional assignment by us made for reasons of business necessity and in our good faith judgment (which remains uncured for thirty (30) says after receipt of written notice by us),

•	any reduction of more than ten percent in the executive’s annual base salary or cash bonus percentage target,

•	a geographic relocation of more than fifty (50) miles from the executive’s current location,

•	any failure by us to obtain from any successors in interest to, or acquiror of, the Company a written agreement reasonably satisfactory to the executive to assume and perform the Change in Control Severance Plan, and

•	any violation of a material term of the Change in Control Severance Plan by us or our successors in interest.

For purposes of the Change in Control Agreement with Mr. Grivner, a “change in control” means

•	any person becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of our then outstanding securities, (other than those that own securities that represent more than ten percent (10%) of our voting power as of April 1, 2003),

•	the merger or consolidation with any other company (other than a merger or consolidation that would result in our shareholders immediately prior thereto continuing to hold more than sixty-five percent of the combined voting power of our voting securities), or

•	our complete liquidation or the sale or disposition by us of all or substantially all of our assets.

For purposes of the Employment Agreement with Mr. Rehberger, a “change in control” means

•	a merger, consolidation or reorganization of the Company with or into another company resulting in the holders of the Company’s voting securities immediately prior to such transaction holding less than a majority of the voting power of the surviving entity,

•	a sale or transfer of all or substantially all of our assets to any other company resulting in the holders of our voting securities immediately prior to such transaction holding less than a majority of the voting power of the surviving entity, or

•	a report is filed on Schedule 13D or Schedule 14D-1 disclosing that any person other than Craig O. McCaw and his affiliates have become the beneficial owner of securities representing fifty percent (50%) or more of the voting securities of the Company.

For purposes of the Change in Control Severance Plan, a “Change in Control” means

•	the closing of a sale or conveyance of assets of the Company representing fifty percent (50%) or more of the total book value of the consolidated total assets of the Company, exclusive of cash and marketable securities, or to which fifty percent (50%) or more of our consolidated total annual revenues from operations are attributable,

•	any merger, liquidation, business combination or consolidation transaction in which shares of our common stock are converted into the right to receive cash and/or securities of an acquiring person or any other entity or issuer,

•	the effective time of any merger, share exchange, consolidation or other reorganization or business combination of the Company if the holders of the voting capital stock of the Company do not hold a majority of the outstanding voting securities of the surviving entity,

•	any other transaction or series of related transactions having an economic effect substantially equivalent to any of the foregoing; provided, however, that any transaction entered into solely among the Company and other affiliates of Mr. Icahn shall not be deemed a change in control.

Appointment of a New Executive Officer.  On January 13, 2009, we appointed Daniel J. Wagner as President-Business Services. Under the terms of Mr. Wagner’s Employment Agreement, he may receive a continuation of his base salary, severance payments and other benefits in specified circumstances after resignation or termination of employment. Mr. Wagner is also a participant in our Change in Control Severance Plan.

Under the terms of Mr. Wagner’s Employment Agreement, upon termination he is entitled to receive

•	previously earned base salary (to the extent accrued and unpaid),

•	unreimbursed business expenses (in accordance with our policy), and

•	amounts payable on account of accrued but unused vacation (in accordance with our policy).

In the event that Mr. Wagner is terminated without cause, resigns for good reason, or his employment is terminated due to death or incapacity (as described in the Employment Agreement), then under the terms of his Employment Agreement he would also be entitled to any amounts of his annual cash bonus previously earned in the fiscal year preceding his termination, to the extent that the bonus is accrued and unpaid.

If Mr. Wagner is terminated without cause or resigns for good reason (other than in the case of termination of employment for death or incapacity, or the failure to achieve specified goals set forth in the Employment Agreement), he will also be entitled to a one-time severance payment in an amount equal to the greater of

•	200% of his then current annual base salary, and

•	the pro rata amount of the annual cash bonus under our bonus plan in the year in which the termination of employment occurs that he would have earned if he had been employed for the full fiscal year (but only if applicable performance goals are actually achieved).

If, however, Mr. Wagner is terminated for failure to achieve specific goals set forth in Employment Agreement, then he will be entitled to receive a one-time severance payment in an amount equal to 100% of his then current annual base salary.

Any payment which Mr. Wagner is entitled to receive, or receives, under our Change in Control Severance Plan or any other severance plan, agreement or arrangement would be reduced on a dollar for dollar basis by any of the severance payments provided for in Mr. Wagner’s Employment Agreement.

For the purposes of Mr. Wagner’s Employment Agreement, “cause” means the executive’s

•	dishonesty detrimental to our best interests,

•	willful conduct involving any immoral acts which is reasonably likely to impair our reputation,

•	willful disloyalty to us or to our board,

•	willful refusal or failure to obey the reasonable and lawful directions of the CEO, the Chairman and/or the board,

•	neglect, in any material respect, of assigned duties and responsibilities,

•	commission of, or indictment for, a felony or conviction or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law,

•	engagement in the act of sexual harassment,

•	repeated use of a controlled substance without a prescription or the repeated use of alcohol which impairs the executive’s ability to carry out his duties and responsibilities,

•	material violation of any securities or employment laws or regulations,

•	material violation of any of our policies,

•	material breach of his employment agreement and related agreements and documents, which remains uncured (if curable) for a period of 30 days following notice of the breach, or

•	embezzlement of funds and/or material misappropriation of our property, or any act involving fraud with respect to us.

For the purposes of Mr. Wagner’s Employment Agreement, “good reason” means, without his prior written consent,

•	any material diminution in the executive’s title, position, duties or responsibilities,

•	any relocation of the executive’s work site in our principal executive offices further than 100 miles from such work site, or

•	material breach by us of any provision of his Employment Agreement (which remains uncured, if curable, for a period of thirty (30) after receipt of written notice by us).

The amount of compensation payable to each named executive officer serving upon a Change in Control and termination is shown below. All estimates are based on an assumed termination date of December 31, 2008. The actual payments due on a Change in Control and termination occurring on different dates could materially differ from the estimates in the table.

Termination by XO Holdings without Cause or
Termination by Executive for Good Reason or Constructive Termination
Following a Change in Control

	Severance
	Amount	Other	Total
Name	(1)	(2)	(3)

Carl J. Grivner	$2,100,000	$88,846	$2,188,846
Gregory Freiberg	$556,836	$31,731	$588,567
Wayne M. Rehberger	$960,000	$79,048	$1,039,048
Heather Burnett Gold	$604,500	$31,706	$636,206
Thomas Cady	$697,500	$32,308	$729,808

(1)	For Messrs. Grivner, Freiberg, Rehberger and Cady as well as Ms. Gold, represents 100% of the highest annual rate of base salary in effect within 1 year prior to the Change in Control and the maximum annual target bonus in effect on the date of the Change in Control, multiplied by 18 months.

(2)	Represents accrued but unpaid annual base salary earned by the executive through the date of termination or resignation, accrued unused vacation pay earned by the executive and all other accrued or vested benefits in accordance with the applicable benefit plan.

(3)	The total does not include any amounts for accelerated vesting of outstanding equity awards because, as of December 31, 2008, all outstanding options held by named executive officers were less than the trading price.

Director Compensation for 2008

The following table summarizes compensation that our directors (other than directors who are named executive officers) earned during 2008 for services as members of our board of directors.

	Fees Earned		Total
	or Paid in Cash(3)	Stock Awards	Compensation
Name	($)	($)	($)

Carl C. Icahn	—	—	—
Carl J. Grivner	—	—	—
Vincent J. Intrieri	—	—	—
Keith Meister	—	—	—
Peter K. Shea(1)	—	—	—
Adam Dell(2)	150,000	—	150,000
Robert Knauss(2)	150,000	—	150,000
Frederick Gradin(2)	150,000	—	150,000

(1)	Peter K. Shea resigned as a director on March 6, 2009. David S. Schechter was appointed by the board of directors to fill the vacancy effective March 6, 2009.

(2)	Payment for members of our board of directors is determined as follows: each independent director receives four quarterly payments of $10,000 per year for serving on the board and each member of the audit committee receives four quarterly payments of $2,500 each for serving on the audit committee. Each member of the special committee received two payments of $50,000 each for serving on the special committee.

(3)	Reimbursement of reasonable travel and other expenses incurred in connection with attending meetings of our board and its committees is not viewed as compensation.

Summary of Director Compensation

In 2008, we paid Robert Knauss, Adam Dell and Frederick Gradin four quarterly payments each of $10,000 for serving on our board of directors, four quarterly payments each of $2,500 for serving on the audit committee, and two payments of $50,000 each for serving on a special committee for a total of $150,000 each for the year. Directors can also be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our board and its committees. Mr. Knauss was reimbursed $10,316 for expenses related to attending meetings of our board and its committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock by Our Board of Directors and Management

The table below sets forth the number of shares of Company common stock beneficially owned by (i) each member of our board of directors, (ii) each of our named executive officers, and (iii) all of our named executive officers and directors as a group.

	Amount and Nature of
Name of Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class

Carl C. Icahn(3)	698,337,422	89.02
Carl J. Grivner(4)	2,034,057	*
Gregory Freiberg(5)	76,250	*
Vincent J. Intrieri	—	—
Keith Meister	—	—
Adam Dell	—	—
Fredrik Gradin	—	—
Robert Knauss(6)	153,000	*
Wayne M. Rehberger(7)	670,995	*
Heather Burnett Gold(8)	150,000	*
Tom Cady(9)	112,500	*
David S. Schechter	—	—

All directors and executive officers as a group (12 persons)(10)	701,534,224

*	The Percent of Class is less than one percent (1%).

(1)	The address of all persons listed is c/o XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon Virginia 20171.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which date, for the purposes of the foregoing table is March 31, 2009. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.

(3)	As reported in the April 1, 2009 Form 4 for Mr. Icahn, and the April 1, 2009 Amendment No. 17 to Schedule 13D filed by Carl C. Icahn, Cardiff Holding LLC, ACF Industries Holding Corp., Highcrest Investors Corp., Buffalo Investors Corp., Starfire Holding Corporation, Arnos Corp., Arnos Sub Corp., Barberry Corp, Hopper Investments LLC, High River Limited Partnership and Unicorn Associates Corporation (the “Filing Persons”) represent beneficially ownership by the Filing Persons in the aggregate of 698,337,422 shares constituting approximately 89.02% of the outstanding shares based upon (i) the 182,075,035 shares stated to be issued and outstanding by the Company, (ii) the 95,908,269 shares beneficially held by the Filing Persons, (iii) the 10,041,858 shares issuable upon exercise of the Warrants beneficially held by the Filing Persons, (iv) the 44,228,384 shares issuable upon conversion of the 3,096,549 shares of 6% Class A Convertible Preferred Stock beneficially held by the Filing Persons, (v) the

388,128,262 shares issuable upon conversion of the 555,000 shares of 7% Series B Convertible Preferred Stock beneficially held by the Filing Persons, and (vi) the 160,030,649 votes to which the 225,000 shares of 9.5% Series C Perpetual Preferred Stock beneficially held by the Filing Persons are entitled. Arnos Sub is 100 percent owned by Arnos Corp., a Delaware corporation. Arnos Corp. is 100 percent owned by Unicorn Associates Corporation, a New York corporation , which is 100 percent owned by ACF Industries Holding Corp., a Delaware corporation. Cardiff is approximately 98% owned by ACF Industries Holding Corp. which is wholly-owned by Highcrest Investors Corp., a Delaware corporation, which is approximately 99% owned by Buffalo Investors Corp., a New York corporation, which is wholly-owned by Starfire Holding Corporation, a Delaware corporation, which is wholly-owned by Mr. Icahn. Mr. Icahn is the chairman, president and sole director of Starfire Holding Corporation, the chairman and a director of ACF Industries and the chairman, president and a director of Highcrest Investors.

(4)	Represents (i) 15,000 shares of Company common stock acquired by Mr. Grivner in May 2004, and (ii) shares of Company common stock issuable to Mr. Grivner upon the exercise of nonqualified stock options that were exercisable as of March 31, 2009 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Grivner pursuant to the 2002 Stock Incentive Plan.

(5)	Represents shares of Company common stock issuable to Mr. Freiberg upon the exercise of nonqualified stock options that were exercisable as of March 31, 2009 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Freiberg pursuant to the 2002 Stock Incentive Plan.

(6)	Represents shares of Company common stock acquired by Mr. Knauss in August 2004 and November 2008.

(7)	Represents shares of Company common stock issuable to Mr. Rehberger upon the exercise of nonqualified stock options that were exercisable as of March 31, 2009 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Rehberger pursuant to the 2002 Stock Incentive Plan.

(8)	Represents shares of Company common stock issuable to Ms. Gold upon the exercise of nonqualified stock options that were exercisable as of March 31, 2009 or that were to become exercisable within 60 days thereafter, which options were granted to Ms. Gold pursuant to the 2002 Stock Incentive Plan.

(9)	Represents shares of Company common stock issuable to Mr. Cady upon the exercise of nonqualified stock options that were exercisable as of March 31, 2009 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Cady pursuant to the 2002 Stock Incentive Plan.

(10)	Represents (i) 698,337,422 shares of Company common stock beneficially held by the Filing Persons, as described in note (3) above, (ii) 168,000 outstanding shares of Company common stock owned by directors and executive officers as of March 31, 2009 (other than shares held by the Filing Persons) (see notes (4) and (6)), and (iii) 3,028,802 shares of Company common stock issuable upon the exercise of stock options exercisable as of March 31, 2009 or 60 days thereafter. See notes (4), (5), (7), (8) and (9) above.

Beneficial Ownership of Our Common Stock by Certain Beneficial Owners

The table below sets forth beneficial owners of 5% or more of our outstanding common stock. None of such beneficial owners listed below nor any of their family members, entities of which they are executive officers, partners or 10% beneficial owners or trusts or estates in which they have beneficial interests were indebted to us during the past fiscal year.

		Amount and Nature
Name of Beneficial Holder	Address	of Beneficial Ownership(1)	Percent of Class

Carl C. Icahn(2)	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor, New York, New York 10153	698,337,422	89.02
Amalgamated Gadget, L.P. (R 2 Investors)(3)	301 Commerce Street, Suite 2975, Fort Worth, Texas 76102	12,152,195	6.6
Deutsche Bank Securities Inc.(4)	Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	10,357,954	5.69
Diamondback Master Fund Ltd.(5)	c/o Morgan Stanley Fund Services (Bermuda, Ltd.) Clarendon House, 2 Church Street Hamilton HM DX, Bermuda	9,636,600	5.29

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which date, for the purposes of the foregoing table is March 31, 2009. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.

(2)	See Note (3) to the table under the heading titled “Beneficial Ownership of Our Common Stock by the Board of Directors and Management” above.

(3)	As reported in the Amendment to Schedule 13D filed on August 6, 2008 by Amalgamated Gadget, represents 12,152,195 shares of Common Stock held by Amalgamated Gadget on behalf of R 2 Investments, LDC which includes 344,846 shares of Company common stock issuable upon exercise of Series A warrants, 258,635 shares of Common Stock issuable upon exercise of Series B warrants, and 258,635 shares of Common Stock issuable upon exercise of Series C warrants, all held by Amalgamated Gadget. Such shares represent approximately 6.6% of the outstanding shares of common stock based upon 182,937,151 shares of common stock deemed to be outstanding. Amalgamated Gadget is a limited partnership of which Scepter Holdings, Inc., a Texas corporation, is its sole general partner. Scepter Holdings, Inc. is wholly owned by Mr. Geoffrey Raynor.

(4)	As reported in the Schedule 13G filed on February 6, 2009 by Deutsche Bank Securities Inc., represents 10,357,954 shares of common stock beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates (collectively, “DBAG”) and does not reflect securities, if any, beneficially owned by any other business group of DBAG. Such shares represent approximately 5.69% of the outstanding shares of common stock based upon 182,075,035 shares of common stock deemed to be outstanding.

(5)	As reported in the Schedule 13G filed on January 7, 2009 by Diamondback Master Fund Ltd., represents Diamondback Master Fund, Ltd.’s beneficial ownership of 9,636,600 shares of common stock. Such shares represent approximately 5.29% of the outstanding shares of common stock based upon 182,075,035 shares of common stock deemed to be outstanding. Each of Diamondback Capital Management, LLC and DBCM Partners, LLC may be deemed the beneficial owner of the 9,636,600 shares of common stock beneficially owned by Diamondback Master Fund, Ltd. Diamondback Capital Management, LLC is the investment manager of

Diamondback Master Fund, Ltd. DBCM Partners, LLC is the managing member of Diamondback Capital Management, LLC. Each of Chad Loweth, Richard Sapanski and Richard H. Schimel (the “Diamondback Principals”) serve as managing members of DBCM Partners, LLC.

MANAGEMENT

Below is a table that sets forth the names, ages, and position of our executive officers and other key managers. In addition, below the table is additional biographical information with respect to each of the officers. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Carl J. Grivner	55	President and Chief Executive Officer
Wayne M. Rehberger	53	Executive Vice President
Heather Burnett Gold	55	Senior Vice President, External Affairs
Robert Geller	56	Senior Vice President and Chief Information Officer
Simone Wu	44	Senior Vice President, Secretary, General Counsel
Daniel Wagner	43	President, Business Services
Ernest Ortega	44	President, Carrier Services
Terri L. Burke	48	Vice President, Human Resources
Steven Nocella	41	Senior Vice President, Network Services
Craig Collins	45	President, Hosting & Small Business

Carl J. Grivner.  Mr. Grivner is XO Holdings’ and XO Communications, LLC’s President and Chief Executive Officer and is a member of our board of directors. Mr. Grivner’s biographical information can be reviewed above under “Directors.”

Wayne M. Rehberger.  Mr. Rehberger has served as the Executive Vice President and Chief Operating Officer of XO Holdings and XO Communications, LLC since October 25, 2005 and, previously, of XO Communications, Inc. from April 2004 until the consummation of our restructuring in February 2006. Mr. Rehberger has also served as a member of the Managing Board of XO Communications, LLC since the consummation of our restructuring. From April 2003 to April 2004, Mr. Rehberger served as XO Communications, Inc.’s Executive Vice President and Chief Financial Officer. From December 2000 to April 2003, he was XO Communications, Inc.’s Senior Vice President and Chief Financial Officer. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 17, 2002. From August 2000 to October 2000, Mr. Rehberger was XO Communications, Inc.’s Senior Vice President of Finance. From April 2000 to August 2000, he was Chief Financial Officer of Nettel Communications (“Nettel”). On September 28, 2000, Nettel filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Rehberger was employed by MCI Communications from 1986 to 2000. From April 1999 to March 2000, Mr. Rehberger was Senior Vice President of Finance at MCI WorldCom.

Heather Burnett Gold.  Ms. Gold has served as the Senior Vice President of Government Relations of XO Holdings and XO Communications, LLC since October 25, 2005 and, previously, of XO Communications, Inc. from August 2004 until the consummation of our restructuring in February 2006. Prior to joining XO Communications, Inc., Ms. Gold co-founded the KDW Group, a subsidiary of Kelley Drye & Warren LLP that provides business and financial consulting to the telecommunications and Internet industry, in July, 2001 and worked there until August 2004. Prior to the KDW Group, Ms. Gold was vice president of industry affairs at Intermedia Communications, Inc. from August 1998 until June 2001.

Robert Geller.  Mr. Geller has served as Senior Vice President and Chief Information Officer of XO Holdings and XO Communications, LLC since October 25, 2005 and of XO Communications, Inc. from August 2002 until the consummation of our restructuring in February 2006. From January 2002 to August 2002, Mr. Geller served XO Communications, Inc. in the same capacity as a consultant.

Simone Wu.  Ms. Wu has served as a Senior Vice President, the General Counsel and Secretary of XO Holdings and XO Communications, LLC since June 21, 2006 and prior to that served as a Vice President, the acting

General Counsel and Secretary of the same companies since October 25, 2005. She served as a Vice President, the acting General Counsel and Secretary of XO Communications, Inc. from June 2005 until the consummation of our restructuring in February 2006. Prior to that Ms. Wu, who joined XO Communications, Inc. in October 2001 as Senior Corporate Counsel, was Vice President and Assistant General Counsel of XO Communications, Inc. from March 2004 until June 2005. Before that she was Vice President of Legal and Business Affairs at LightSource Telecom from January 2001 until October 2001, held legal and business positions at MCI WorldCom and AOL respectively, and began her legal career at Skadden, Arps, Slate, Meagher & Flom.

Daniel Wagner.  Daniel Wagner has served as the President — Business Services of the Company since January, 2009. Prior to his employment with the Company, Mr. Wagner was at Global Crossing where he served as Executive Vice President of Enterprise and Collaboration Services, from 2007 through 2008. In this role he managed Global Crossing’s Regional Direct Sales, Government Services, Collaboration Services, Indirect Channels and Sales Engineering divisions, and helped increase sales productivity and customer-focus, streamline business processes and develop a metrics-driven culture. Mr. Wagner also held a broad spectrum of other senior roles at Global Crossing including Chief Information Officer from late 2002 through 2006, President, Europe and Managing Director, UK from 2001 through early 2002, and various other operational roles in Sales, Operations, IT, and Finance.

Ernest Ortega.  Mr. Ortega has served as President of Carrier Sales of XO Holdings and XO Communications, LLC since October 25, 2005 and of XO Communications, Inc. from January 2004 until the consummation of our restructuring in February 2006. Mr. Ortega started with XO Communications, Inc. in June 1999 and served as vice president of national accounts at XO Communications, Inc., from June 2000 until January 2004.

Terri L. Burke.  Ms. Burke has served as Vice President of Human Resources of XO Holdings and XO Communications, LLC since October 25, 2005 and of XO Communications, Inc. from April 2001 until the consummation of our restructuring in February 2006. Prior to that she was Executive Director of Human Resources of XO Communications, Inc. from April 2000 until April 2001.

Steven Nocella.  Mr. Nocella has served as Senior Vice President of Network Services of XO Holdings and XO LLC since April 2007 and as Vice President Service Delivery from January 2006 until April 2007. Prior to this, Mr. Nocella was Vice President Operations of XO Inc. from August 2004 until January 2006. Before that, he served as Vice President of Engineering and Network Planning of XO Inc. from October 2000 until August 2004.

Craig Collins.  Mr. Collins has been the President of the Small Business and Hosting units (Concentric) of XO Holdings since January 2008. Prior to this, he served as Vice President of Sales and Business Development of Nextlink Wireless, Inc., a wholly owned subsidiary of XO Holdings, from April 2006 until December 2007. Prior to this, Mr. Collins served as Vice President of Marketing, Product Management and MarComms of XO Inc. from June 2004 until April 2006. Before that, he was Vice President and General Manager of XO Interactive, Inc., a wholly owned subsidiary of XO Holdings, from June 2002 until June 2004 and of the Hosting business unit of XO Inc. from June 2003 until June 2004. Prior to this, Mr. Collins was Vice President of Marketing and Product Management of Intermedia Comm, Inc. from 2000 until 2002. Before that, he was Director of Enterprise Market Management for Bell Atlantic from 1998 until 2000.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

On July 25, 2008, as a result of the issuance and sale of two new series of preferred stock and the related retirement of all of the Company’s long-term debt, which were transactions the Company conducted with affiliates of Mr. Carl Icahn, the Chairman of our Board of Directors and our majority stockholder (the “Chairman”), there was an increase in the related party holdings in the preferred stock of the Company. See Note 11 and Note 10 to the Company’s 2008 financial statements as filed on Form 10-K for additional details regarding the issuance of the preferred stock and the related retirement of debt.

Various entities controlled by the Chairman hold the following interests in the Company:

	At December 31,	At December 31,
	2008(1)	2007(2)

Outstanding Common Stock	Greater than 50%	Greater than 50%
Series A, B and C Warrants	Greater than 40%	Greater than 40%
Credit Facility	N/A	Greater than 90%
Class A Preferred Stock	Greater than 70%	Greater than 50%
Class B Convertible Preferred Stock	100%	N/A
Class C Perpetual Preferred Stock	100%	N/A

(1)	As reported in the January 5, 2009 Form 4 for the Chairman, and the January 5, 2009 Amendment No. 15 to Schedule 13D filed by Cardiff Holding, LLC and other parties to such joint filing.

(2)	As reported in the January 2, 2008 Form 4 for the Chairman, and the July 2, 2007 Amendment No. 9 to Schedule 13D filed by Cardiff and other parties to such joint filing.

As a result of his ownership of a majority of the Company’s common stock and voting preferred stock, the Chairman can elect all of the Company’s directors. Currently, three employees of entities controlled by the Chairman are members of the Company’s board of directors and certain of its committees. In addition, Mr. Carl Grivner, the Company’s CEO, is a member of the Company’s board of directors. Under applicable law and the Company’s Certificate of Incorporation and Bylaws, certain actions cannot be taken without the approval of holders of a majority of the Company’s voting stock, including mergers, acquisitions, the sale of substantially all of the Company’s assets and amendments to the Company’s Certificate of Incorporation and Bylaws.

On February 5, 2009, ACF Industries Holding Corp. (“ACF Holding”), an affiliate of our Chairman, agreed to extend the date on which we would be required to redeem the shares of Class A preferred stock held by ACF Holding from January 15, 2010 to a date no later than April 15, 2010. ACF Holding is the record holder of 3,096,549 shares of Class A preferred stock (the “ACF Holding Shares”) which represent 77.4% of the outstanding shares of the Class A preferred stock. The extension will not affect the redemption date of any of the shares of Class A preferred stock other than the ACF Holding Shares.

The Company provides certain telecommunications services to companies affiliated with the Chairman. The total revenue recognized on such services for 2008, 2007 and 2006 was $3.8 million, $2.3 million and $3.2 million, respectively. Amounts receivable in respect to such services from affiliates related to the Chairman as of December 31, 2008 and 2007 were not significant.

Icahn Sourcing LLC (“Icahn Sourcing”) is an entity formed and controlled by the Chairman in order to leverage the potential buying power of a group of entities which the Chairman either owns or with which he otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that the Company will purchase any goods, services or property from any such vendors and the Company is under no legal obligation to do so. The Company does not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

Related party transaction reports are reviewed on a quarterly basis by the controller’s office and our management and disclosed as appropriate in financial reports. Internal controls over related party transactions are tested annually.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our executive officers and directors and any holder of 10% or more of the outstanding shares of our common stock file reports of beneficial ownership and changes in beneficial ownership of such stock with the SEC. To our knowledge, all Section 16(a) filing requirements applicable to our executive officers and directors and the holders of 10% or more of our outstanding common stock were complied with during the fiscal year ended December 31, 2008.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholder proposals for our 2010 annual meeting of stockholders, submitted pursuant to Rule 14-8 of the Exchange Act, must be received by us no later than December 30; 2009, for inclusion in the proxy statement and form of proxy for that meeting. Our Bylaws provide that stockholder proposals that are not submitted for inclusion in next year’s proxy statement pursuant to Rule 14-8 of the Exchange Act may be considered at our 2010 annual meeting of stockholders if such proposals are received between February 16, 2010 and March 18, 2010. All proposals should be submitted to us at XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon, Virginia 20171, Attention: Corporate Secretary.

OTHER MATTERS

We know of no other business to be presented at the annual meeting. If other matters do properly come before the annual meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also obtain copies of our Annual Report and this Proxy Statement at http://www.xo.com/about/pages/investor.aspx.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by the Company, at http://www.sec.gov. You may also obtain other information about us and get access to our filings with the SEC through our website, www.xo.com. The information contained in that website is not incorporated by reference into this proxy statement.

We have not authorized anyone to give any information or make any representation about any matter or proposal described in this proxy statement that is different from, or in addition to, those contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNUAL MEETING OF STOCKHOLDERS OF
XO HOLDINGS, INC.
June  16, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www/xo.com/about/pages/investor.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

2 0 8 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 6 1 6 0 9

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1.	Election of Directors:			2.	Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
☐		NOMINEES:
	FOR ALL NOMINEES	¡ Carl C. Icahn ¡ Carl J. Grivner ¡ David S. Schechter ¡ Adam Dell ¡ Fredrik C. Gradin ¡ Vincent J. Intrieri ¡ Robert L. Knauss ¡ Keith Meister

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

☐
XO HOLDINGS, INC.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Wayne M. Rehberger and Simone Wu as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock and Preferred Stock of XO Holdings, Inc., held of record by the undersigned on April 21, 2009, at the Annual Meeting of Stockholders to be held at the Park Central New York Hotel located at 870 Seventh Avenue, New York, New York 10019, on June 16, 2009, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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